Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Incyte Biosciences Corporation	Delaware
Incyte Holdings Corporation	Delaware
Incyte Research Institute LLC	Delaware
Incyte International Holdings Corporation	Delaware
Incyte Biosciences Canada Corporation	Canada
Incyte International Holdings S.à r.l.	Luxembourg
Incyte Biosciences International S.à r.l.	Switzerland
Incyte Biosciences Austria GmbH	Austria
Incyte Biosciences Denmark ApS	Denmark
Incyte Biosciences Finland Oy	Finland
Incyte Biosciences France	France
Incyte Biosciences Germany GmbH	Germany
Incyte Biosciences Italy S.R.L.	Italy
Incyte Biosciences Israel Ltd	Israel
Incyte Biosciences Distribution B.V.	Netherlands
Incyte Biosciences Benelux B.V.	Netherlands
Incyte Biosciences Norway AS	Norway
Incyte Biosciences Iberia S.L.	Spain
Incyte Biosciences Nordic AB	Sweden
Incyte Biosciences UK Ltd	UK
Incyte Biosciences Technical Operations S.à r.l.	Switzerland
Incyte Biosciences Australia Pty Ltd	Australia
Incyte Biosciences Japan G.K.	Japan
Incyte Biosciences (Shanghai) Co., Ltd.	China